FICO Announces Earnings of $1.10 per Share for Fourth Quarter Fiscal 2014

Revenue of $222 million vs. $190 million in prior year

SAN JOSE, Calif., Nov. 6, 2014 /PRNewswire/ -- FICO (NYSE: FICO), a leading predictive analytics and decision management software company, today announced results for its fourth fiscal quarter ended September 30, 2014.

Fourth Quarter Fiscal 2014 GAAP Results

Net income for the quarter totaled $36.6 million, or $1.10 per share, versus $28.6 million, or $0.79 per share, reported in the prior year period. The current quarter earnings include a noncash reduction to income tax expense of $1.9 million, or $0.06 per share, associated with the resolution of a tax audit.

Fourth Quarter Fiscal 2014 Non-GAAP Results

Non-GAAP Net Income for the quarter was $44.2 million vs. $35.3 million in the prior year period. Non-GAAP EPS for the quarter was $1.33 vs. $0.98 in the prior year period. Free cash flow for the quarter was $65.1 million vs. $31.5 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2014 GAAP Revenue

The company reported revenues of $221.6 million for the quarter as compared to $190.3 million reported in the prior year period, an increase of 16%.

"We had a very strong finish to 2014, with exceptional license sales and growth across our business," said Will Lansing, chief executive officer. "We continue to invest prudently in our strategic priorities, and are well positioned for 2015."

Revenues for the fourth quarter fiscal 2014 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $146.9 million in the fourth quarter compared to $119.2 million in the prior year quarter, an increase of 23%. This was due to increased license and services revenue in Banking Fraud, an increase in license revenue in Originations Solutions, and an increase in services and transactional revenue in Customer Communication Solutions.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $46.1 million in the fourth quarter, consistent with the prior year quarter.  The B2B revenue increased 1% while the B2C revenue decreased 4% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $28.6 million in the fourth quarter compared to $25.0 million in the prior year quarter, an increase of 14%, due primarily to increased license and services revenue of Xpress Optimization.

Outlook

The company is providing guidance for fiscal 2015, which follows:

Fiscal 2015 Guidance
Revenue	$820 million - $825 million
GAAP Net Income	$92 million - $95 million
GAAP Earnings Per Share	$2.78 - $2.88
Non-GAAP Net Income	$131 million - $134 million
Non-GAAP Earnings Per Share	$3.97 - $4.06

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2014 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through November 6, 2015.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO

FICO (NYSE: FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2013 and Form 10-Q for the quarter ended June 30, 2014. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2014	2013
ASSETS:
Current assets:
Cash and cash equivalents	$ 105,075	$ 83,178
Accounts receivable, net	155,295	143,733
Prepaid expenses and other current assets	28,157	22,277
Total current assets	288,527	249,188

Marketable securities and investments	19,784	18,140
Property and equipment, net	36,677	45,155
Goodwill and intangible assets, net	827,842	831,292
Other assets	19,468	17,772
	$ 1,192,298	$ 1,161,547

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 58,235	$ 54,418
Accrued compensation and employee benefits	56,650	39,281
Deferred revenue	56,519	49,181
Current maturities on debt	170,000	23,000
Total current liabilities	341,404	165,880

Senior notes	376,000	447,000
Other liabilities	20,280	17,990
Total liabilities	737,684	630,870

Stockholders' equity	454,614	530,677
	$ 1,192,298	$ 1,161,547

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Years Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Transactional and maintenance	$ 133,285	$ 128,545	$ 527,563	$ 514,304
Professional services	42,407	36,442	149,834	135,194
License	45,878	25,340	111,588	93,946
Total revenues	221,570	190,327	788,985	743,444

Operating expenses:
Cost of revenues	71,027	56,809	249,281	229,468
Research & development	22,413	17,824	83,435	66,967
Selling, general and administrative	73,713	62,427	278,203	268,395
Amortization of intangible assets	2,977	3,082	11,917	13,535
Restructuring and acqusition-related	-	-	4,281	3,486
	170,130	140,142	627,117	581,851
Operating income	51,440	50,185	161,868	161,593
Other expense, net	(7,080)	(7,252)	(28,737)	(29,609)
Income before income taxes	44,360	42,933	133,131	131,984
Provision for income taxes	7,757	14,376	38,252	41,889
Net income	$ 36,603	$ 28,557	$ 94,879	$ 90,095

Basic earnings per share:	$ 1.14	$ 0.81	$ 2.80	$ 2.55
Diluted earnings per share:	$ 1.10	$ 0.79	$ 2.72	$ 2.48

Shares used in computing earnings per share:
Basic	32,123	35,132	33,870	35,332
Diluted	33,217	36,151	34,864	36,292

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$ 94,879	$ 90,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,632	33,214
Share-based compensation	36,362	25,850
Changes in operating assets and liabilities	26,485	(13,921)
Other, net	(15,324)	882
Net cash provided by operating activities	175,034	136,120

Cash flows from investing activities:
Purchases of property and equipment	(12,590)	(24,147)
Net activity from marketable securities	-	22,000
Cash paid for acquisitions, net of cash acquired	(7,253)	(32,874)
Other, net	-	50
Net cash used in investing activities	(19,843)	(34,971)

Cash flows from financing activities:
Proceeds from revolving line of credit	145,000	30,000
Payments on revolving line of credit and other short-term loans	(61,000)	(18,676)
Payment on Senior Notes	(8,000)	(49,000)
Proceeds from issuances of common stock	6,554	30,256
Repurchases of common stock	(217,039)	(82,752)
Other, net	4,094	3,538
Net cash used in financing activities	(130,391)	(86,634)

Effect of exchange rate changes on cash	(2,903)	(2,946)

Increase in cash and cash equivalents	21,897	11,569
Cash and cash equivalents, beginning of period	83,178	71,609
Cash and cash equivalents, end of period	$ 105,075	$ 83,178

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

Applications revenues:
Transactional and maintenance	$ 79,724	$ 75,564	$ 313,316	$ 306,738
Professional services	34,042	30,377	121,100	110,081
License	33,108	13,238	69,840	59,265
Total applications revenues	$ 146,874	$ 119,179	$ 504,256	$ 476,084

Scores revenues:
Transactional and maintenance	$ 44,068	$ 44,723	$ 178,023	$ 175,281
Professional services	617	679	2,784	4,012
License	1,416	750	5,662	1,520
Total scores revenues	$ 46,101	$ 46,152	$ 186,469	$ 180,813

Tools revenues:
Transactional and maintenance	$ 9,493	$ 8,258	$ 36,224	$ 32,285
Professional services	7,748	5,386	25,950	21,101
License	11,354	11,352	36,086	33,161
Total tools revenues	$ 28,595	$ 24,996	$ 98,260	$ 86,547

Total revenues:
Transactional and maintenance	$ 133,285	$ 128,545	$ 527,563	$ 514,304
Professional services	42,407	36,442	149,834	135,194
License	45,878	25,340	111,588	93,946
Total revenues	$ 221,570	$ 190,327	$ 788,985	$ 743,444

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2014	2013	2014	2013

GAAP net income	$ 36,603	$ 28,557	$ 94,879	$ 90,095
Amortization of intangible assets (net of tax)	2,064	2,076	8,012	9,221
Restructuring and acquisition-related (net of tax)	-	-	2,840	2,346
Stock-based compensation expense (net of tax)	7,440	4,684	24,500	17,605
Adjustment to tax reserves and valuation allowance	(1,927)	-	(1,927)	2,474
Non-GAAP net income	$ 44,180	$ 35,317	$ 128,304	$ 121,741

GAAP diluted earnings per share	$ 1.10	$ 0.79	$ 2.72	$ 2.48
Amortization of intangible assets (net of tax)	0.06	0.06	0.23	0.25
Restructuring and acquisition-related (net of tax)	-	-	0.08	0.06
Stock-based compensation expense (net of tax)	0.22	0.13	0.70	0.49
Adjustment to tax reserves and valuation allowance	(0.06)	-	(0.06)	0.07
Non-GAAP diluted earnings per share	$ 1.33	$ 0.98	$ 3.68	$ 3.35

Free cash flow
Net cash provided by operating activities	$ 71,221	$ 35,943	$ 175,034	$ 136,120
Capital expenditures	(5,503)	(3,712)	(12,591)	(24,146)
Dividends paid	(641)	(701)	(2,713)	(2,824)
Free cash flow	$ 65,077	$ 31,530	$ 159,730	$ 109,150

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com, or Media, Steve Astle, (415) 446-6204, stephenastle@fico.com